UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number of Issuing Entity: 333-131356-09

USAA Auto Owner Trust 2009-1

(Exact name of issuing entity as specified in its charter)

Commission File Number of Registrant: 333-131356

USAA Acceptance, LLC

(Exact name of registrant as specified in its charter)

USAA Federal Savings Bank

(Exact name of sponsor as specified in its charter)

One Rodney Square

920 King Street, 1st Floor

Wilmington, Delaware 19801

302-888-7536

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2.64% Asset Backed Notes, Class A-2

3.02% Asset Backed Notes, Class A-3

4.77% Asset Backed Notes, Class A-4

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☐
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒

Approximate number of holders of record as of the certification or notice date:

2.64% Asset Backed Notes, Class A-2       27

3.02% Asset Backed Notes, Class A-3       21

4.77% Asset Backed Notes, Class A-4       10

Pursuant to the requirements of the Securities Exchange Act of 1934 USAA Auto Owner Trust 2009-1, as issuing entity, and USAA Acceptance, LLC, as registrant, have caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

USAA AUTO OWNER TRUST 2009-1

as issuing entity

By: USAA Federal Savings Bank

as sponsor

By: /s/ Michael J. Broker

Name: Michael J. Broker

Title: Vice President, Banking Counsel and Assistant Secretary

USAA ACCEPTANCE, LLC

as registrant

By: /s/ Michael J. Broker

Name: Michael J. Broker

Title: Vice President, Secretary

January 22, 2010